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                                                                     EXHIBIT 4.2

                                 SONIC SYSTEMS
                           INVESTOR RIGHTS AGREEMENT

     THIS SONIC SYSTEMS INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of February 19, 1999 by and among Sonic Systems, a California corporation (the "Company"), and each of the persons (the "Investors") who has purchased shares of Series A Preferred Stock (the "Shares") of the Company pursuant to the February 19, 1999 Sonic Systems Series A Preferred Stock Purchase Agreement (the "Stock Purchase Agreement.") Collectively, Investors and the Company are referred to herein as the parties and they are the only parties hereto.

1.   Registration Rights.
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     1.01  Definitions.  As used in this Agreement, the following terms shall
           -----------
have the following respective meanings:

           (a)  "1933 Act" means the Securities Act of 1933, as amended.

           (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

           (c)  "Common Stock" means the Company's Common Stock.

           (d) "Form S-3" means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the Securities and Exchange Commission ("SEC") which is suitable for registration for resale to the public of Common Stock held by selling shareholders and which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

           (e) "Holder" means any person owning of record Registrable Securities or any permitted assignee thereof in accordance with Section 1.12 hereof.

           (f) "Initiating Holders" shall mean any Holders who in the aggregate possess more than fifty percent (50%) of the Registrable Securities.

           (g) The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement or document by the SEC.

           (h) The term "Registrable Securities" means: (i) the Common Stock or other equity or convertible equity securities of the Company issued or issuable upon conversion of the Shares; and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in

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replacement of, such Shares or any securities issued upon conversion of such
Shares, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which its rights under this Section 1 are not assigned. A holder of the Shares need not convert such security into Common Stock prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Shares into Common Stock prior to the closing of the disposition of such Shares pursuant to any such registration.

           (i) The number of shares of "Registrable Securities then outstanding" shall be the number of shares of Common Stock outstanding which are, and the full or maximum number of shares of Common Stock issuable pursuant to then outstanding Shares or other exercisable or convertible securities which are or upon issuance would be Registrable Securities.

           (j) "Convertible equity securities" or "equity securities" shall mean any of the Company's securities.

     1.02  Requested Registration.
           ----------------------

           (a)  Request for Registration. In case the Company shall receive from
                ------------------------
Initiating Holders a written request that the Company file a registration statement under the 1933 Act with respect to Fifty Percent (50%) of the then outstanding shares of Registrable Securities or with respect to shares of Registrable Securities having an expected aggregate offering price of at least Two Million Dollars ($2,000,000), the Company will:

                (i) promptly give written notice of such request to all other Holders; and

                (ii) subject to the limitations of Section 1.02(b), as soon as practicable, use its best efforts to effect such registration under the 1933 Act (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the 1933 Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.02:

                     (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act;

                     (B) Prior to the date six (6) months after the closing date of the Company's first registered public offering of its stock (other than a registration statement

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relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction);

                     (C) After the Company has effected two (2) such registrations pursuant to Initiating Holders' demand under this Section 1.02; or

                     (D) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company and its shareholders for a registration statement to be filed at such time, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 1.02 shall be deferred for a period not to exceed one hundred eighty (180) days from the date of receipt of the written request from the Initiating Holders; provided, however, that the Company may not make such certification more than once every twelve (12) months.

     Subject to the foregoing clauses (A) through (D) inclusive, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

           (b)  Underwriting. In the event that the Initiating Holders determine
                ------------
that a registration pursuant to Section 1.02 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.02(a)(i). In such event, the right of any Holder to participate in that registration pursuant to Section 1.02 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.02, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

     The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with a managing underwriter selected for such underwriting by the Company and reasonably acceptable to the Initiating Holders. Notwithstanding any other provision of this Section 1.02, if the managing underwriter advises the Initiating Holders in writing that market factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's market limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

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           If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities held by such Holder affected shall then be withdrawn from registration.

     1.03  Piggy-back Registration Rights.  If (but without any obligation to do
           ------------------------------
so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration (i) on Form S-8 or Form S-3 filed solely with respect to an employee benefit plan, or (ii) solely in connection with a Rule 145 transaction under the 1933 Act), the Company shall, each such time, promptly give each Holder written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of each Holder given within twenty (20) business days after delivery of such written notice by the Company in accordance with Section 1.04, the Company shall, subject to the provisions of Section 1.08, use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered.

     1.04  Obligations of the Company.  Whenever required under this Section 1
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to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

           (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

           (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

           (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

           (d) Use its best efforts to register and qualify the securities covered by such registration statement under the securities laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and further provided that (anything in this Agreement to the contrary

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notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling shareholders, then such expenses shall be payable by the selling Holders pro rata, to the extent required by such jurisdiction if such Holders do not elect to withdraw from the registration in such jurisdiction after notice of such requirement.

           (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form with terms generally satisfactory to the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

           (f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. In such instance, Company shall use its best efforts to cure any such statement or omission so as to render such statement or omission not misleading.

           (g) Make all reasonable efforts to finish, at the request of the managing underwriter (or, in the event the offering is not underwritten, of a majority in interest of the participating Holders), on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1 (or on the date three business days after the date of effectiveness if the offering is not underwritten), (1) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, -in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters (or to the participating Holders), and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters (or to the participating Holders).

     1.05  Furnish Information.  In connection with any registration pursuant to
           -------------------
this Section 1, the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities. In that connection, each selling Holder shall be required to represent to the Company that all such information which is given is both complete and accurate in all material respects when made.

     1.06  Definition of Expenses.
           ----------------------

           (a)  "Registration Expenses" shall mean all expenses incurred by the
                 ---------------------
Company in complying with Sections 1.02, 1.03 and 1.15 hereof, including, without limitation, all registration, filing and qualification fees, underwriters' expense allowances, printing expenses,

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fees and disbursements of counsel for the Company, blue sky fees and expenses, and up to Fifteen Thousand Dollars ($15,000) in reasonable fees of one counsel for the selling Holders in any registration pursuant to Section 1.02 (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          (b)   "Selling Expenses" shall mean all underwriting discounts and
                 ----------------
selling commissions applicable to the sale of the Registrable Securities in the registration, and all fees of any counsel (other than the Company's regular counsel) for the selling Holders in excess of Fifteen Thousand Dollars ($15,000) in any registration pursuant to Section 1.02 (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     1.07  Expenses of Registration.  All Registration Expenses incurred in
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connection with any registration, qualification or compliance pursuant to
Sections 1.02, 1.03, and 1.15 shall be borne by the Company. All Selling Expenses shall be borne by the Holders of the securities so registered, pro rata on the basis of the number of shares so registered.

     1.08  Underwriting Requirements in Piggy-back Registration.  In the event
           ----------------------------------------------------
that a registration proposed under Section 1.03 involves an underwriting, the right of any Holder to participate in that registration pursuant to Section 1.03 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and any other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company. Notwithstanding any other provision of Section 1.03 and this Section 1.08, if the underwriter determines that market factors require a limitation of the number of shares to be underwritten, the underwriter may (subject to the allocation priority set forth below) exclude some or all Registrable Securities from such registration and underwriting; provided, however, that no Registrable Securities shall be so excluded unless there are first excluded all other securities proposed to be included in such registration (other than securities registered for the account of the Company); and further provided, that, in no event shall the amount of the Registrable Securities of the Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities (from which all Registrable Securities may be excluded). The Company shall so advise all persons requesting registration, and the number of shares of securities that may be included in the registration and underwriting shall be allocated in the following manner. The number of shares that may be included in the registration and underwriting shall be allocated among all Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

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     1.09  Delay of Registration.  No Holder shall have any right to obtain or
           ---------------------
seek an injunction restraining or otherwise delaying any such registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.10  Indemnification.  In the event any Registrable Securities are
           ---------------
included in a registration statement under this Section 1:

                    (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors and partners of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will promptly reimburse each such Holder, officer, director or partner, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company's indemnity contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing and expressly stated to be for use in connection with such registration by any such Holder, or such Holder's officers, directors or partners, underwriter, or controlling person. The Company shall not be required to indemnify any person against any liability arising out of the failure of any person to deliver a prospectus as required by the 1933 Act. The indemnity provided for in this
Section 1.10(a) shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, underwriter, participating person or controlling person and shall survive transfer of such securities by such Holder.

                    (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, any person who controls such underwriter, and any other Holder selling securities in such registration

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statement or any of its partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly stated in a writing to be for use in connection with such registration; and each such Holder will reimburse any legal or other expenses, as incurred, where same are reasonably incurred by any person intended to be indemnified pursuant to this
Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the liability of each Holder under this Section 1.10(b) shall be limited to an amount equal to the aggegate gross proceeds received by such Holder, net of commissions and underwriting fees, from the shares sold by such Holder.

                    (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party if the indemnified party reasonably determines that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                    (d) In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which any indemnified party makes a claim under this Section 1.10 or any controlling person of such indemnified party makes such a claim but it is judicially determined (by entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.10 provides for indemnification in such case, the indemnifying party, in lieu of indemnifying such indemnified party under Section 1.10, shall to the extent permitted by applicable law, contribute to the

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amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the circumstances that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no Holder
                       --------  --------
shall be required to contribute any amount in excess of the aggregate gross proceeds received by such Holder pursuant to such registration statement, net of commissions and underwriting fees; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

     1.11  Reports Under Securities Exchange Act of 1934.  With a view to making
           ---------------------------------------------
available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

           (a) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the closing date of the first registration statement filed by the Company;

           (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

           (c) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

           (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the closing date of the first registration statement filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in order to permit any Holder to avail itself of any rule or regulation of the SEC or any state securities authority which permits the selling of any such securities without registration or pursuant to such form.

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     1.12  Assignment of Registration Rights.  The rights to cause the Company
           ---------------------------------
to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to a transferee or assignee of such securities who (a) receives all of the Registrable Securities originally purchased by any transferring, or assigning Holder, (b) receives Registrable Securities which, upon full exercise and conversion, represent the right to obtain at least 50,000 shares of Registrable Securities (as adjusted for stock dividends, stock splits, recapitalizations and the like that occur after the date of this Agreement), (c) is a subsidiary, parent, general partner, limited partner or retired partner of a Holder, or (d) is a Holder's immediate family member or a trust for the benefit of an individual Holder or immediate family members.

     1.13  Limitations on Subsequent Registration Rights.  From and after the
           ---------------------------------------------
date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would: (i) allow such holder or prospective holder to include such securities in any registration filed under Sections 1.02,
1.03 or 1.15 hereof if such inclusion would adversely affect the rights of any Holder of Registrable Securities hereunder (including, without limitation, if such inclusion would diminish the number of Registrable Securities that may be included in such registration); (ii) permit such holder or prospective holder to require the Company to initiate any registration of any securities of the Company; or (iii) otherwise be in conflict with the terms hereof.

     1.14  "Market Stand-off" Agreement.  Each Holder agrees, so long as such
            ---------------------------
Holder holds at least one percent (1%) of the Company's outstanding voting equity securities, in connection with the Company's initial underwritten public offering of the Company's securities that, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Common Stock of the Company (other than those Common Stock shares included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred twenty (120) days) from the closing date of such underwritten sale of securities as may be requested by the underwriters; provided, however, that such covenants shall apply only if all of the officers and directors of the Company who own stock of the Company also agree to such restrictions on any shares not being registered in such offering.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

     1.15  Form S-3 Registration.  In case the Company shall receive from
           ---------------------
Holders of at least twenty percent (20%) of the then outstanding Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any similar successor form) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

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           (a)  promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

           (b) as soon as practicable, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.15: (i) if the Company is not qualified as a registrant entitled to use Form S-3 (or the applicable successor form); (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Hundred Thousand Dollars ($500,000); (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.15; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has already effected a registration on Form S-3 (or applicable successor form) pursuant to this Section
1.15 during the preceding twelve (12) months; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

     Subject to the foregoing, the Company shall file and use its best efforts to bring effective a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

     1.16  Termination of the Company's Obligations.
           ----------------------------------------

           (a)  The Company shall have no obligations pursuant to Sections 1.02,
1.03 or 1.15 with respect to any request or requests made by any Holder after the five year anniversary of the effective date of a registration statement filed by the Company with respect to an underwritten public offering of its securities under the 1933 Act.

           (b) Notwithstanding any contrary provision of this Section l, the Company shall not be required to effect any registrations under the 1933 Act or under any state securities laws on behalf of any Holder or Holders if, in the opinion of counsel to the Company, the offering or transfer by such Holder or Holders in the manner proposed (including, without limitation, the number of shares proposed to be offered or transferred, the time of sale, and the method of offering or transfer) is exempt from the registration requirements of the 1933 Act and the securities laws of applicable states and the Company consents to such transfer, if required.


2.  Affirmative Covenants and Pre-emptive Rights.
    --------------------------------------------

    2.01   Right of First Refusal.  Each Investor shall have the opportunity to
           ----------------------
participate in subsequent financings of the Company as set forth in this Section
2.01. If, other than through equipment lease or credit arrangements from recognized lessors or credit institutions, the Company shall seek capital investment, from one or more third parties, then each Investor shall have the right of first refusal to purchase a pro rata portion (equal to each such Investor's percentage ownership of the then outstanding shares of capital stock, counting all shares of Preferred Stock on an as-converted to Common Stock basis) of any new shares of any equity securities or securities convertible into equity securities which the Company proposes to issue to a third party or parties, from time to time, on the same terms and conditions offered to such third party. For purposes hereof, a "third party" does not include and the right of first refusal shall not apply to (a) employees, consultants or others offered the opportunity to purchase shares of Common Stock pursuant to any Company stock option plan, stock purchase plan, or other employee benefit plan which plan has been approved by the Company's Board of Directors; (b) Company shares issued upon the conversion of any equity or convertible equity securities issued concurrently herewith or subsequently hereto which were subject to these rights of first refusal; (c) Company shares issued in the acquisition, merger, consolidation, or other business combination of the Company with another person; or (d) Company shares issued in a public offering registered under the 1933 Act.

     2.02  Notification.  After giving each Investor a written notice containing
           ------------
all the terms and conditions of any proposed issuance of the securities for cash consideration as described in Section 2.01 and affording each Investor the opportunity to purchase its pro rata portion or other portion thereof as set forth in Section 2.01 during a period of not less than fifteen (15) days after the date of giving such notice, without further offering said equity securities to each Investor, the Company may thereafter sell for a period of ninety (90) days any of such equity securities not purchased by each Investor on the same terms and conditions as same were offered to each Investor. All preemptive rights granted under Section 2.01 shall expire immediately prior to: (i) the closing of Company's initial underwritten public offering of its Common Stock;
(ii) the sale of substantially all of the assets of the Company or (iii) the closing of any merger or consolidation of the Company with any other corporation in which the shareholders of the Company immediately prior to such merger or consolidation do not, by virtue of their ownership of stock of the Company prior to such merger or consolidation, own more than 50% of the voting control of the resulting entity immediately following such merger or consolidation.

     2.03  Continuing Covenants of the Company.
           -----------------------------------

     After the "Closing" of the Stock Purchase Agreement, as defined therein, and until the earlier to occur of (i) the closing of any merger or consolidation of the Company with any other corporation in which the shareholders of the Company immediately prior to such merger or consolidation do not, by virtue of their ownership of stock of the Company prior to such merger or consolidation, own more than 50% of the voting control of the resulting entity immediately following such merger or consolidation, (ii) a dissolution or a liquidation of the Company, (iii) the closing of the initial underwritten public offering of the Company's securities under the 1933 Act or
(iv) the date on which the Company becomes subject to the reporting requirements of the 1934 Act, the Company shall perform the following, unless the conditions specified in the particular part of this Section 2.03 state otherwise:

     (a) The Company shall deliver to each Holder who holds Series A Preferred Shares convertible into at least Fifty Thousand (50,000) shares of Common Stock and/or Common Stock issued upon conversion of such Series A Preferred Shares:

          (i) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, an audited income statement for such fiscal year, an audited balance sheet of the Company as of the end of such year, and a schedule as to the sources and applications of funds for such year, such audited year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and performed by a Big 6 public accounting firm or equivalent firm of national stature; and

          (ii) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited balance sheet as of the end of such fiscal quarter and an income statement for such quarter and for the fiscal year to the end of such fiscal quarter, in reasonable detail and prepared in accordance with GAAP.

     (b) The Company covenants that. so long as Shares or securities of the Company issued in respect or upon conversion of the Shares are held by the Investors (or transferees in whose hands the Shares or such other securities are eligible to qualify as Qualified Small Business Stock as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code")), the Company will (1) use its reasonable efforts to cause the Shares and such other securities to continue to qualify as Qualified Small Business Stock, (2) submit such reports to the Internal Revenue Service and to the Investors as may be required pursuant to Section 1202(d)(1)(C) of the Code, and will submit Form FTB 3565 and such other reports and forms to the California Franchise Tax Board and to the Investors as may be required pursuant to Section 18152.5(d)(1)(D) of the California Revenue and Taxation Code, and (3) provide to the Investors such information and certifications as they may otherwise reasonably request for the purpose of substantiating the qualification of the Shares and such other securities as Qualified Small Business Stock.

3.   General Provisions.
     ------------------

     3.01 Further Assurances. Each party agrees to cooperate fully with the
          ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to effect the intents and purposes of this Agreement.

     3.02  Rights Cumulative. Each and all of the various rights, powers and
           -----------------
remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     3.03  Pronouns. All pronouns and any variations thereof shall be deemed to
           --------
refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

     3.04  Notices. All notices, consents or demands of any kind which any party
           -------
to this Agreement may be required or may desire to serve on any other party hereto in connection with this Agreement shall be in writing and may be delivered by personal service or overnight delivery, by telex or facsimile transfer or by registered or certified mail, return receipt requested, deposited in the United States mail with first-class postage thereon fully prepaid, addressed: (a) if to the Company, at its address set forth on the signature page of the Stock Purchase Agreement; or (b) if to an Investor, at its address as set forth on Exhibit A of the Stock Purchase Agreement. Service of any such notice or demand shall be deemed complete on the date of actual delivery or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Any party hereto may from time to time by notice in writing served upon the others as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

     3.05  Captions. Captions are provided herein for convenience only and they
           --------
form no part of this Agreement and are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

     3.06  Severability. The provisions of this Agreement are severable. The
           ------------
invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

     3.07  Attorneys' Fees. In any action at law or in equity to enforce any of
           ---------------
the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all reasonable costs, expenses and attorneys' fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal) with respect to such action.

     3.08  Counterparts. This Agreement may be executed in separate
           ------------
counterparts, each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

     3.09  Waiver. Any party hereto may, as to itself, by a writing signed by
           ------
an authorized representative of such party: (i) extend the time for the performance of any of the obligations of another party; (ii) waive any inaccuracies in representations and warranties made by another party contained in this Agreement or in any documents delivered pursuant hereto; (iii) waive compliance by another party with any of the covenants contained in this Agreement or the performance of any obligations of such other party; or (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

     3.10  Entire Agreement. This Agreement (together with its exhibits, the
           ----------------
other documents referred to herein, the Stock Purchase Agreement dated as of the date hereof among the Company and the purchasers named therein and the Voting Agreement dated as of the date hereof among the Company and the persons or entities named therein) is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding of the parties with regard to the subject matter hereof and is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject.

     3.11  Choice of Law. It is the intention of the parties that the internal
           -------------
laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

     3.12  Binding on Heirs, Successors and Assigns; Assignment of Specific
           ----------------------------------------------------------------
Rights.
------

           (a) This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

           (b) The rights held by any of the Investors under Sections 1 and/or 2 of this Agreement shall be assignable by such Investor to any person who (i) receives all of the Registrable Securities originally purchased by any transferring or assigning Holder; receives Registrable Securities which, upon full exercise and conversion, represent the right to obtain at least 50,000 shares of Registrable Securities (as adjusted for the stock dividends, stock splits, recapitizations and the like that occur after the date of this Agreement); is a subsidiary, parent, general partner, limited partner or retired partner of a Holder; or is a Holder's immediate family member or a trust for the benefit of an individual Holder or immediate family member and (ii) has agreed in writing to abide by (a) all the terms of this Agreement, and (b) to the extent necessary, the Stock Purchase Agreement.

     3.13  Survival. The respective representations and warranties given by
           --------
each of the parties, as contained herein shall survive without regard to any investigation made by any party. All statements as to factual matters contained in any certificates, exhibits or other instruments delivered by or on behalf of any party pursuant to the terms hereto or in connection with the transactions contemplated hereby shall be deemed, for all purposes, to constitute representations and warranties by such party under the terms of this Agreement given as of the date of such certificate or instrument.

     3.14  Amendment. Any provision of this Agreement may be amended or the
           ---------
observance thereof may be waived upon the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 3.14 shall be binding upon each Holder of any Registrable Securities then outstanding, (including securities into which such securities are convertible), each future Holder of all such Registrable Securities, and the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

THE COMPANY:             SONIC SYSTEMS


                         By:  /s/ Sreekanth Ravi
                              -------------------------------------------
                              Name: Sreekanth Ravi
                              Title: President



INVESTOR:                BAY PARTNERS SBIC II, L.P.


                         By:  /s/ Robert M. Williams
                              -------------------------------------------
                         By:  Bay Management Company 1997, General Partner
                         By:  Robert M. Williams, Partner

INVESTOR:                FRIEDENRICH FAMILY PARTNERSHIP


                         By:  /s/ John Freidenrich
                              -------------------------------------------
                              Name: John Freidenrich
                              Title: General Partner


INVESTOR:                DEMPSEY FAMILY LIMITED PARTNERSHIP


                         By:  /s/ Neal Dempsey
                              -------------------------------------------
                              Name: Neal Dempsey
                              Title: General Managing Partner


INVESTOR:                /s/ Robert M. Williams  /s/ Margaret R. Caldwell
                         -------------------------------------------------
                         Robert M. Williams and Margaret R. Caldwell, JTWR

INVESTOR:                Kathryn S. Wunsch TTEE
                         Justin Yesil Wickett Trust
                         U/A Dtd 12/10/90


                         By: /s/ Kathryn S. Wunsch
                             -------------------------------------------
                         Name:   Kathryn S. Wunsch
                         Title:  Trustee


                         Kathryn S. Wunsch, TTEE
                         Troy Kevork Wickett Trust
                         U/A Dtd 12/10/90


                         By: /s/ Kathryn S. Wunsch
                             -------------------------------------------
                         Name:   Kathryn S. Wunsch
                         Title:  Trustee

                       FIRST AMENDMENT TO SONIC SYSTEMS
                           INVESTOR RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO SONIC SYSTEMS INVESTOR RIGHTS AGREEMENT (this "Amendment") is entered into as of August 6, 1999 by and among Sonic Systems, a California corporation (the "Company"), each of the persons (the "Investors") who has purchased shares of Series A Preferred Stock (the "Shares") of the Company pursuant to the February 19, 1999 Sonic Systems Series A Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") and Bay Sonic Investors, LLC, a California limited liability company, David Shrigley, an individual, and John McNulty, an individual (together, the "New Investors"). Collectively, the Investors, the New Investors and the Company are referred to herein as the parties and they are the only parties hereto.

     WHEREAS, the Investors possess registration rights granted under the Sonic Systems Investor Rights Agreement dated February 19, 1999 by and between the Company and the Investors (the "Agreement").

     WHEREAS, the New Investors have entered into purchase agreements with certain shareholders of the Company for the purchase of an aggregate 1,150,700 shares of the Company's Common Stock.

     WHEREAS, it is a condition to the sale of shares to the New Investors that they be granted "piggyback" registration rights under Section 1.03 of the Agreement.

     WHEREAS, the Investors desire to amend the Agreement as set forth in this Agreement.

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.   Amendment of Section 1.01(h).  Section 1.01(h) is hereby amended and
     ---------------------------
     restated as follows:

          "(h) The term "Registrable Securities" means: (i) the Common Stock or other equity or convertible equity securities of the Company issued or issuable upon conversion of the Shares; (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Shares or any securities issued upon conversion of such Shares, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which its rights under this Section 1 are not assigned and (iii) for purposes of Section 1.03 only, shares of Common Stock issued to the New Investors as of the date hereof. A holder of the Shares need not convert such security into Common Stock prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Shares into Common Stock prior to the closing of the disposition of such Shares pursuant to any such registration.

2.   General Provisions.
     ------------------

     2.01  Counterparts.  This Amendment may be executed in separate
           ------------
counterparts, each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

     2.02  Entire Agreement.  This Amendment and the Agreement is intended
           ----------------
by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject.

     2.03  Choice of Law.  It is the intention of the parties that the
           -------------
internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties.

     2.04  Amendment.  This Amendment shall be effective upon its execution
           ---------
by the Company and the Holders of a majority of the Registrable Securities outstanding as of the date hereof. Upon its execution, as set forth in the preceding sentence, this Amendment shall be binding upon each Holder of any Registrable Securities now outstanding, (including securities into which such securities are convertible), each future Holder of all such Registrable Securities, and the Company.

     2.05  Reference to the Agreement.  On or after the effective date of this
           --------------------------
Amendment, each reference in the Agreement to "the Agreement", "this Agreement", the "Agreement", "hereunder", and "hereof" or words of like import referring to the Agreements shall mean the Agreement, as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment with the intent and agreement that the same shall be effective as of the day and year first above written.

THE COMPANY:             SONIC SYSTEMS


                         By:  /s/ Sreekanth Ravi
                              ------------------------------------------------
                              Name:  Sreekanth Ravi
                              Title: President


INVESTORS:               BAY PARTNERS SBIC II, L.P.


                         By:  /s/ John Freidenrich
                              -------------------------------------------------
                         By: Bay Management Company 1997, General Partner
                         By: John Freidenrich, Partner

                         FRIEDENRICH FAMILY PARTNERSHIP


                         By:  /s/ John Freidenrich
                              ------------------------------------------------
                              Name:  John Freidenrich
                              Title: General Partner


                         DEMPSEY FAMILY LIMITED PARTNERSHIP


                         By:  /s/ Neal Dempsey
                              ------------------------------------------------
                              Name:  Neal Dempsey
                              Title: General Managing Partner


                              /s/ Robert M. Williams  /s/ Margaret R. Caldwell
                              -------------------------------------------------
                              Robert M. Williams and Margaret R. Caldwell, JTWR


                              By: /s/ Kathryn S. Wunsch
                                  ---------------------------------------------
                                  Kathryn S. Wunsch, TTEE
                                  Justin Yesil Wickett Trust U/A Dtd 12/10/90

                               By: /s/ Kathryn S. Wunsch
                                   --------------------------------------------
                                   Kathryn S. Wunsch, TTEE
                                   Troy Kevork Wickett Trust U/A Dtd 12/10/90


NEW INVESTORS:                 BAY SONIC INVESTORS, LLC


                               By: /s/ John Freidenrich
                               -----------------------------------------------
                                   Name: John Freidenrich
                                   Title: Managing Partner

                               /s/ David Shrigley
                               ------------------------------------------------
                                   David Shrigley



                               /s/ John McNulty
                               ------------------------------------------------
                               John McNulty